Exhibit 99.1
Liberty Latin America Reports Q2 and H1 2025 Results
Continued expansion in broadband and postpaid mobile subscribers
H1 operating loss of $205m; H1 Adj. OIBDA of $822m, 8% YoY rebased growth
Cost efficiencies across LLA to support ongoing Adj. OIBDA momentum
Intention to drive shareholder value through separation of Liberty Puerto Rico
Denver, Colorado - August 7, 2025: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q2”) and six months ("YTD" or "H1 2025") ended June 30, 2025.
CEO Balan Nair commented, “Our second quarter results built upon Q1 momentum, as we delivered continued growth in both fixed and postpaid mobile subscribers. We added approximately 45,000 net organic broadband and postpaid additions across Liberty Caribbean, C&W Panama and Liberty Costa Rica, taking H1 additions to just over 100,000 for these operating segments.”
“Our cost reduction activities across the Group have enabled us to benefit from considerable operating leverage. This is reflected in LLA reporting 7% and 8% YoY rebased Adjusted OIBDA growth in Q2 and H1, respectively. Of note in the quarter, Liberty Caribbean delivered 11% YoY rebased Adjusted OIBDA growth, on the back of efficiency initiatives. Additionally, as we have indicated in prior quarters, we have been hard at work in Liberty Puerto Rico, and the local team has begun to stabilize the business, driving 21% YoY rebased Adjusted OIBDA growth and sequential improvement from Q1. LLA's YoY rebased revenue growth was impacted by a challenging comparable measure due to higher project-related B2B revenue in the prior-year period. We expect B2B to be a catalyst for better momentum in H2.”
“Today, at LLA, we believe our share price is not reflective of our growth potential or the value of our underlying businesses. In order to unlock this value for our shareholders, we intend to separate Liberty Puerto Rico from LLA, which could take one of many forms, including a spin-off. It is critical that Liberty Puerto Rico has a strong and sustainable capital structure going forward and we are working hard to achieve that desired outcome. With respect to Liberty Puerto Rico’s liquidity, we expect that the business will utilize its own assets to raise any required incremental capital. We look forward to providing updates as we execute our plans.”
“Following separation, our two remaining credit silos at LLA, which consist of Cable & Wireless (Liberty Caribbean, Liberty Networks & C&W Panama) and Liberty Costa Rica, benefit from strong investments in fixed and mobile infrastructure. They have competitive positions in attractive markets and a unique subsea and terrestrial fiber network spanning the Caribbean and Central America. We believe this group of businesses will be positioned for continued Adjusted OIBDA growth and will generate substantial cash flow over time, on a much less levered balance sheet than LLA today. This should support an attractive capital return policy via recurring dividend and/or stock repurchases.”

Business Highlights
•Liberty Caribbean: another record Adjusted OIBDA quarter
◦Strong postpaid mobile adds; selective price increases in fixed
◦Adjusted OIBDA margin up 480 basis points YoY to 47% on strong cost reduction
•C&W Panama: strong performance in mobile
◦Continued momentum on postpaid mobile and broadband additions
◦YoY growth impacted by tough B2B comparison; phasing weighted towards H2
•Liberty Networks: sequential expansion in revenue and Adjusted OIBDA
◦YoY revenue and Adjusted OIBDA headwinds from non-cash IRU accelerations
◦Subsea cable system investments to support future recurring revenue
•Liberty Puerto Rico: mobile stabilizing, fixed revenue sequentially stable
◦Positive trend in postpaid mobile churn; CVP launch in July to support momentum
◦Strong focus on operating cost and capital spend reduction
•Liberty Costa Rica: strength in mobile offsetting competitive challenges in fixed
◦Mobile revenue growth supported by continued prepaid-to-postpaid migration
◦Stable fixed customer base despite competition
Financial and Operating Highlights

Financial Highlights	Q2 2025	Q2 2024	YoY Increase / (Decline)	YoY Rebased Increase / (Decline)[1]	H1 2025	H1 2024	YoY Increase / (Decline)	YoY Rebased Increase /(Decline)[1]

(USD in millions)
Revenue	$1,087	$1,118	(3%)	(3%)	$2,170	$2,217	(2%)	(3%)
Operating income (loss)	$(333)	$111	(401%)		$(205)	$204	(201%)
Adjusted OIBDA[2]	$415	$389	7%	7%	$822	$763	8%	8%
Property & equipment additions	$150	$180	(16%)		$271	$315	(14%)
As a percentage of revenue	14%	16%			12%	14%

Adjusted FCF before distributions to noncontrolling interest owners	$(41)	$(7)			$(145)	$(157)
Distributions to noncontrolling interest owners	—	(11)			(29)	(11)
Adjusted FCF[3]	$(41)	$(18)			$(174)	$(168)

Cash provided by operating activities	$141	$157			$166	$180
Cash used by investing activities	$(152)	$(166)			$(247)	$(282)
Cash used by financing activities	$(36)	$(55)			$(32)	$(281)
Amounts may not recalculate due to rounding.
1.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of FX, an acquisition and a disposal. See Non-GAAP Reconciliations section.
2.Consolidated Adjusted OIBDA is a non-GAAP measure. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations section.
3.Adjusted Free Cash Flow (“Adjusted FCF”) is a non-GAAP measure. For the definition of Adjusted FCF and required reconciliations, see Non-GAAP Reconciliations section.

Operating Highlights[1]	Q2 2025	Q1 2025[2]

Total customers	1,904,600	1,907,200
Organic customer additions (losses)	(2,600)	1,300
Fixed RGUs	3,979,400	3,961,900
Organic RGU additions	17,500	19,100
Organic internet additions	1,700	6,600
Mobile subscribers	6,643,600	6,728,500
Organic mobile losses	(84,900)	(16,800)
Organic postpaid additions	25,600	36,400
1.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber / RGU additions or losses refer to net organic changes, unless otherwise noted.
2.Refer to the quarterly subscriber variance table for discussion about non-organic adjustments in Q2 2025 at Liberty Puerto Rico. The Q1 2025 fixed customers, RGUs balance and organic changes presented in this table have been adjusted for comparability purposes.
Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
	2025	2024	%	Rebased %	2025	2024	%	Rebased %
	in millions, except % amounts
Liberty Caribbean	$366.3	$368.3	(1)	—	$730.2	$732.5	—	—
C&W Panama	177.3	197.2	(10)	(10)	354.3	366.4	(3)	(3)
Liberty Networks	114.6	119.1	(4)	(3)	225.0	227.6	(1)	—
Liberty Puerto Rico	301.3	308.6	(2)	(5)	599.7	635.8	(6)	(8)
Liberty Costa Rica	151.3	147.2	3	1	309.5	299.5	3	2
Corporate	3.8	5.9	(36)	(36)	7.7	11.0	(30)	(30)
Eliminations	(27.9)	(28.3)	N.M.	N.M.	(56.2)	(55.4)	N.M.	N.M.
Total	$1,086.7	$1,118.0	(3)	(3)	$2,170.2	$2,217.4	(2)	(3)
N.M. – Not Meaningful.
•Reported revenue for the three and six months ended June 30, 2025 was 3% and 2% lower as compared to the corresponding prior-year periods, respectively.
◦Reported revenue in Q2 and H1 2025 was lower primarily driven by a reduction in all segments besides Liberty Costa Rica.
Q2 2025 Revenue Growth – Segment Highlights
•Liberty Caribbean: revenue declined 1% and was flat year-over-year on a reported and rebased basis, respectively.
◦Mobile residential revenue increased by 5% on a reported basis and 6% on a rebased basis, year-over-year. Performance was mainly driven by higher prepaid ARPU following price increases, primarily in Jamaica, and 41,000 net organic postpaid subscriber additions over the last twelve months.

◦Fixed residential revenue declined by 2% on a reported basis and 1% on a rebased basis, year-over-year, driven by lower volumes mainly due to the impact of Hurricane Beryl in Q3 2024 and a drop in non-subscription revenue, which more than offset the increase in ARPU.
◦B2B revenue was 3% lower on both a reported and rebased basis, year-over-year. The rebased decline was mainly driven by higher project revenue in the previous year’s period, which more than offset a strong performance in mobile services in a number of markets.
•C&W Panama: revenue declined by 10% on a reported and rebased basis, year-over-year.
◦Mobile residential revenue grew by 6% on both a reported and rebased basis, year-over-year, fueled by the net effect of (i) subscription revenue growth following the net organic addition of 26,000 postpaid subscribers over the last twelve months, (ii) higher equipment sales, driven by growth in both volume and unit pricing and (iii) the negative impact of nationwide protests principally impacting the prepaid business.
◦Fixed residential revenue was flat on a reported basis and up 2% on a rebased basis, year-over-year, driven by broadband RGU net organic additions supported by continuous commercial momentum and churn management initiatives.
◦B2B revenue fell by 30% on both a reported and rebased basis, year-over-year, primarily reflecting an exceptionally strong project revenue performance in the prior-year period, along with reduced contributions this year due to delays in project approvals.
•Liberty Networks: revenue declined by 4% and 3% year-over-year on a reported and rebased basis, respectively. The rebased decrease was mainly attributable to lower Wholesale revenue, reflecting a higher level of non-cash IRU revenue acceleration in the same quarter last year, partially offset by new lease capacity sales. In Enterprise, gains in IT-as-a-Service and connectivity revenue were more than offset by a reduction in project-related revenue.
•Liberty Puerto Rico: revenue was 2% and 5% lower on a reported and rebased basis, respectively, year-over-year. The rebased comparison includes the acquisition of EchoStar's Puerto Rico and USVI prepaid mobile customer base on September 3, 2024, which contributed approximately $9 million of revenue in each of the current and corresponding prior-year quarters.
◦Residential fixed revenue declined by 1% on both a reported and rebased basis, year-over-year, primarily due to higher ARPU from price increases implemented in February 2025 more than offset by a reduction in the subscriber base, including the impact related to the end of the ACP program.
◦Residential mobile revenue was 4% higher and 3% lower compared to the prior-year period on a reported and rebased basis, respectively. The rebased decline was largely driven by a reduction in postpaid mobile subscribers, year-over-year, impacted by disruption related to the migration of customers to our mobile network. Prepaid revenue remained stable over the period while non-subscription revenue saw an increase.
◦B2B revenue declined by 18% year-over-year on both a reported and rebased basis, reflecting (i) lower service revenue resulting from a smaller subscriber base impacted by migration challenges and (ii) reduced mobile ARPU.
Sequentially in Puerto Rico, revenue grew by 1% on a reported basis driven by residential revenue gains, including an increase in roaming, partly offset by lower FCC and B2B revenue. Postpaid churn continues to trend favorably while the introduction of our new postpaid customer value proposition, Liberty Mix, in July should help to support momentum in the second half of the year.

•Liberty Costa Rica: revenue grew by 3% on a reported basis and 1% on a rebased basis, year-over-year. Rebased growth was driven by higher mobile revenue, primarily due to postpaid subscriber growth and higher mobile equipment sales, as well as an increase in fixed non-subscription revenue, which more than offset continued ARPU headwinds on residential fixed subscription revenue.

Operating Income (Loss)
•We reported operating income (loss) of $(333) million and $111 million for the three months ended June 30, 2025 and 2024, respectively, and $(205) million and $204 million for the six months ended June 30, 2025 and 2024, respectively.
◦We experienced operating losses during the three and six months ended June 30, 2025, as compared with operating income for the corresponding periods in 2024, primarily due to a $494 million impairment associated with spectrum license intangible assets at Liberty Puerto Rico. The impacts of this impairment during the three and six months ended June 30, 2025 were partially offset by increases in Adjusted OIBDA.
Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Six months ended		Increase (decrease)
	June 30,				June 30,
	2025	2024	%	Rebased %	2025	2024	%	Rebased %
	in millions, except % amounts
Liberty Caribbean	$173.8	$157.0	11	11	$347.1	$307.6	13	13
C&W Panama	68.6	64.8	6	6	133.2	121.6	10	10
Liberty Networks	60.8	63.1	(4)	(3)	118.7	122.3	(3)	(3)
Liberty Puerto Rico	87.0	71.1	22	21	168.5	140.2	20	18
Liberty Costa Rica	54.0	53.4	1	—	112.9	111.7	1	(1)
Corporate	(29.2)	(20.3)	(44)	(44)	(58.8)	(40.1)	(47)	(47)
Total	$415.0	$389.1	7	7	$821.6	$763.3	8	8

Operating income (loss) margin	(30.6)%	9.9%	(9.4)%	9.2%

Adjusted OIBDA margin	38.2%	34.8%	37.9%	34.4%
•Reported Adjusted OIBDA for the three and six months ended June 30, 2025 increased by 7% and 8%, respectively, as compared to the corresponding prior-year periods.
◦Reported Adjusted OIBDA increased in Q2 and H1 2025 driven by growth across Liberty Caribbean, Liberty Puerto Rico and C&W Panama.
◦Ongoing commitment to cost efficiency, notably in Liberty Caribbean.
Q2 2025 Adjusted OIBDA Growth – Segment Highlights
•Liberty Caribbean: Adjusted OIBDA rose by 11% on both a reported and rebased basis, year-over-year. Our Adjusted OIBDA margin improved by 480 basis points year-over-year to 47%,

reflecting (i) lower equipment cost, (ii) a tax-related assessment in the prior-year period and (iii) continued progress on cost efficiencies, particularly in network and commercial expenses.
•C&W Panama: Adjusted OIBDA increased by 6% on both a reported and rebased basis, year-over-year, leading to a margin expansion of 580 basis points to 39%, mainly driven by less lower margin project revenue and lower operating expenses.
•Liberty Networks: Adjusted OIBDA decreased by 4% on a reported basis and 3% on a rebased basis, year-over-year, primarily due to lower revenue from non-cash IRUs, partially offset by reduced bad debt expense.
•Liberty Puerto Rico: Adjusted OIBDA increased by 22% and 21% on a reported and rebased basis, respectively, year-over-year, despite the aforementioned rebased revenue decline. The positive performance was supported by (i) lower bad debt expense (ii) the phasing out of prior-period costs related to the transition services agreement with AT&T following migration and the integration and (iii) reduced staff and marketing costs in the period. Sequentially, Adjusted OIBDA was up 7% on a reported basis driven by the previously mentioned revenue growth and lower FTEs following workforce reorganization, along with reduced professional services costs.
•Liberty Costa Rica: Adjusted OIBDA grew by 1% on a reported basis and was flat on a rebased basis, year-over-year. The flat rebased performance resulted from the revenue increase being offset by higher handset and bad debt expenses.
Net Loss Attributable to Shareholders
•Net loss attributable to shareholders was $(423) million and $(560) million for the three and six months ended June 30, 2025, respectively, and $(43) million for each of the three and six months ended June 30, 2024.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures, net.

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	USD in millions
Customer Premises Equipment	$38.1	$46.0	$81.0	$87.3
New Build & Upgrade	20.9	43.7	39.9	67.7
Capacity	23.8	26.1	44.0	49.6
Baseline	58.8	52.1	91.7	90.0
Product & Enablers	8.6	11.7	13.9	19.9
Property & equipment additions	150.2	179.6	270.5	314.5
Assets acquired under capital-related vendor financing arrangements	(17.8)	(38.1)	(55.4)	(72.1)
Changes in current liabilities related to capital expenditures and other	6.9	(1.0)	20.9	7.8
Capital expenditures, net	$139.3	$140.5	$236.0	$250.2

Property & equipment additions as % of revenue	13.8%	16.1%	12.5%	14.2%

Property & Equipment Additions:
Liberty Caribbean	$48.0	$55.1	$85.5	$99.4
C&W Panama	20.6	31.4	35.3	48.0
Liberty Networks	20.1	14.6	38.5	26.4
Liberty Puerto Rico	37.5	48.9	66.1	89.9
Liberty Costa Rica	17.3	20.9	32.5	32.0
Corporate	6.7	8.7	12.6	18.8
Property & equipment additions	$150.2	$179.6	$270.5	$314.5

Property & Equipment Additions as a Percentage of Revenue by Reportable Segment:
Liberty Caribbean	13.1%	15.0%	11.7%	13.6%
C&W Panama	11.6%	15.9%	10.0%	13.1%
Liberty Networks	17.5%	12.3%	17.1%	11.6%
Liberty Puerto Rico	12.4%	15.8%	11.0%	14.1%
Liberty Costa Rica	11.4%	14.2%	10.5%	10.7%

New Build and Homes Upgraded by Reportable Segment[1]:
Liberty Caribbean	14,100	41,400	36,300	63,800
C&W Panama	17,200	13,100	39,500	30,400
Liberty Puerto Rico	900	15,600	1,700	29,400
Liberty Costa Rica	30,000	23,800	60,000	42,900
Total	62,200	93,900	137,500	166,500
1.Table excludes Liberty Networks as that reportable segment only provides B2B-related services.

Operating Income (Loss) less Property and Equipment Additions
•Operating income (loss) less property and equipment additions was $(483) million and $(69) million for the three months ended June 30, 2025 and 2024, respectively, and $(475) million and $(111) million for the six months ended June 30, 2025 and 2024, respectively. The declines in the 2025 periods reflect the impairment during the second quarter of 2025 associated with spectrum license intangible assets at Liberty Puerto Rico.

Adjusted OIBDA less Property & Equipment Additions
The following table presents (i) Adjusted OIBDA less property and equipment additions for each of our reportable segments and Liberty Latin America for the periods indicated and (ii) the percentage change from period-to-period.

	Three months ended		Increase/(decrease)	Six months ended		Increase/(decrease)
	June 30,			June 30,
	2025	2024	%	2025	2024	%
	in millions, except % amounts
Liberty Caribbean	$125.8	$101.9	23	$261.6	$208.2	26
C&W Panama	48.0	33.4	44	97.9	73.6	33
Liberty Networks	40.7	48.5	(16)	80.2	95.9	(16)
Liberty Puerto Rico	49.5	22.2	123	102.4	50.3	104
Liberty Costa Rica	36.7	32.5	13	80.4	79.7	1
Liberty Latin America[1]	264.8	209.5	26	551.1	448.8	23
1.Adjusted OIBDA less property and equipment additions for Liberty Latin America on a consolidated basis is a non-GAAP measure. Note that the sum of the reportable segments will not agree to the total for Liberty Latin America as we do not disclose amounts associated with our Corporate operations or intersegment eliminations. For the definition of Adjusted OIBDA less property and equipment additions and required reconciliations, see Non-GAAP Reconciliations section.

Summary of Debt, Finance Lease Obligations and Cash & Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash and cash equivalents at June 30, 2025:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash, cash equivalents and restricted cash related to debt
	in millions

Liberty Latin America[1]	$2.0	$—	$2.0	$50.5
C&W2	4,994.0	—	4,994.0	429.3
Liberty Puerto Rico[3]	2,747.4	4.1	2,751.5	35.1
Liberty Costa Rica	485.0	—	485.0	12.5
Total	$8,228.4	$4.1	$8,232.5	$527.4

Consolidated Leverage and Liquidity Information:			June 30, 2025	March 31, 2025

Consolidated debt and finance lease obligations to operating income (loss) ratio			(20.1)x	16.1x
Consolidated net debt and finance lease obligations to operating income (loss) ratio			(18.8)x	15.0x
Consolidated gross leverage ratio[4]			5.0x	4.9x
Consolidated net leverage ratio[4]			4.7x	4.6x
Weighted average debt tenor[5]			4.9 years	5.1 years
Fully-swapped borrowing costs			6.5%	6.5%
Unused borrowing capacity (in millions)[6]			$724.9	$768.2
1.Represents the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Represents the C&W borrowing group, including the Liberty Caribbean, Liberty Networks and C&W Panama reportable segments.
3.Cash amount includes restricted cash that serves as collateral against certain letters of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.
4.Consolidated leverage ratios are non-GAAP measures. For additional information, including definitions of our consolidated leverage ratios and required reconciliations, see Non-GAAP Reconciliations section.
5.For purposes of calculating our weighted average tenor, total debt excludes vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations.
6.At June 30, 2025, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the June 30, 2025 compliance reporting requirements.

Residential Fixed ARPU per Customer Relationship
The following table provides residential fixed ARPU per customer relationship for the indicated periods:

	Three months ended			FX-Neutral[1]
	June 30, 2025	March 31, 2025	% Change	% Change
Reportable Segment:
Liberty Caribbean	$50.84	$50.71	—%	1%
C&W Panama	$37.25	$37.92	(2%)	(2%)
Liberty Puerto Rico	$78.63	$77.02	2%	2%
Liberty Costa Rica[2]	$39.07	$40.96	(5%)	(4%)
Cable & Wireless Borrowing Group	$47.47	$47.58	—%	—%
Residential Mobile ARPU
The following table provides residential ARPU per mobile subscriber for the indicated periods:

	Three months ended			FX-Neutral[1]
	June 30, 2025	March 31, 2025	% Change	% Change

Reportable Segment:
Liberty Caribbean	$15.62	$15.19	3%	3%
C&W Panama	$12.15	$12.13	—%	—%
Liberty Puerto Rico	$36.72	$36.22	1%	1%
Liberty Costa Rica[3]	$11.35	$11.39	—%	—%
Cable & Wireless Borrowing Group	$13.87	$13.66	2%	2%
1.The FX-Neutral change represents the percentage change on a sequential basis adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the prior quarter amounts.
2.The ARPU per customer relationship amounts in Costa Rican colones for the three months ended June 30, 2025 and March 31, 2025 were CRC 19,794 and CRC 20,684, respectively.
3.The mobile ARPU amounts in Costa Rican colones for the three months ended June 30, 2025 and March 31, 2025 were CRC 5,748 and CRC 5,750, respectively.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and objectives, financial and operational performance, growth expectations; our digital strategy, product innovation and commercial plans and projects; subscriber growth; expectations on demand for connectivity in the region; the recovery by our Puerto Rico operations; our plans with respect to the separation of Liberty Puerto Rico; the strength of our balance sheet and tenor of our debt; capital intensity expectations; our capital return policy; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the ability to obtain regulatory approvals and satisfy the other conditions to closing with respect to the transaction with Millicom in Costa Rica; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 30 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Soomit Datta    ir@lla.com     Michael Coakley    llacommunications@lla.com

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP.

	Three months ended
	June 30,		Change	Rebased change[1]
	2025	2024
	in millions, except % amounts
Revenue	$635.8	$662.3	(4%)	(3%)

Operating income	$138.8	$98.0	42%

Adjusted OIBDA	$303.1	$284.4	7%	7%

Property & equipment additions	$88.7	$101.1	(12%)

Operating income as a percentage of revenue	21.8%	14.8%

Adjusted OIBDA as a percentage of revenue	47.7%	42.9%

Proportionate Adjusted OIBDA	$251.8	$236.1

	Six months ended
	June 30,		Change	Rebased change[1]
	2025	2024
	in millions, except % amounts
Revenue	$1,264.6	$1,282.6	(1%)	(1%)

Operating income	$262.3	$178.4	47%

Adjusted OIBDA	$599.0	$551.1	9%	9%

Property & equipment additions	$159.3	$173.8	(8%)

Operating income as a percentage of revenue	20.7%	13.9%

Adjusted OIBDA as a percentage of revenue	47.4%	43.0%

Proportionate Adjusted OIBDA	$498.5	$459.3
1.    Indicated growth rates are rebased for the estimated impacts of a disposal and FX.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt and cash and cash equivalents:

		June 30,	March 31,
	Facility Amount	2025	2025
	in millions
Credit Facilities:
Revolving Credit Facility due 2027 (Adjusted Term SOFR + 3.25%)	$156.0	$24.1	$14.9
Revolving Credit Facility due 2029 (Term SOFR + 3.25%)	$460.0	70.9	44.1
Term Loan Facility B-6 due 2029 (Adjusted Term SOFR + 3.00%)	$590.0	590.0	590.0
Term Loan Facility B-7 due 2032 (Adjusted Term SOFR + 3.25%)	$1,530.0	1,530.0	1,530.0
Total Senior Secured Credit Facilities		2,215.0	2,179.0
4.25% CWP Term Loan due 2028	$435.0	435.0	435.0
Regional and other debt		92.4	122.5
Total Credit Facilities		2,742.4	2,736.5
Notes:
7.125% USD Senior Secured Notes due 2032	$1,000.0	1,000.0	1,000.0
9.000% USD Senior Notes due 2033	$755.0	755.0	755.0
Total Notes		1,755.0	1,755.0
Vendor financing and Tower Transactions		496.6	510.4
Total third-party debt		4,994.0	5,001.9
Less: premiums, discounts and deferred financing costs, net		(46.8)	(49.0)
Total carrying amount of third-party debt		4,947.2	4,952.9
Less: cash and cash equivalents		(429.3)	(482.6)
Net carrying amount of third-party debt		$4,517.9	$4,470.3
•At June 30, 2025, our third-party total and proportionate net debt was $4.5 billion and $4.2 billion, respectively, our Fully-swapped Borrowing Cost was 6.3%, and the average tenor of our debt obligations (excluding vendor financing and debt related to the Tower Transactions) was approximately 6.0 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $252 million for Q2 2025.
•C&W's Covenant Proportionate Net Leverage Ratio was 3.9x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with C&W's Credit Agreement.
•At June 30, 2025, we had maximum undrawn commitments of $584 million, including $79 million under our regional facilities. At June 30, 2025, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the June 30, 2025 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Puerto Rico basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	June 30,		Change	Rebased change[1]
	2025	2024
	in millions, except % amounts
Revenue	$301.3	$308.6	(2)%	(5)%

Operating loss	$(474.8)	$(19.1)	N.M.

Adjusted OIBDA	$87.0	$71.1	22%	21%

Property & equipment additions	$37.5	$48.9	(23)%

Operating loss as a percentage of revenue	(157.6)%	(6.2)%

Adjusted OIBDA as a percentage of revenue	28.9%	23.0%

	Six months ended
	June 30,		Change	Rebased change[1]
	2025	2024
	in millions, except % amounts
Revenue	$599.7	$635.8	(6)%	(8)%

Operating loss	$(471.0)	$(28.5)	N.M.

Adjusted OIBDA	$168.5	$140.2	20%	18%

Property & equipment additions	$66.1	$89.9	(26)%

Operating loss as a percentage of revenue	(78.5)%	(4.5)%

Adjusted OIBDA as a percentage of revenue	28.1%	22.1%
N.M. – Not Meaningful.
1.    Indicated growth rates are rebased for the estimated impacts of an acquisition.

The following table details the nominal amount outstanding of Liberty Puerto Rico's third-party debt, finance lease obligations and cash and cash equivalents:

		June 30,	March 31,
	Facility amount	2025	2025
	in millions

Credit Facilities:
Revolving Credit Facility due 2027 (Adjusted Term SOFR + 3.50%)	$172.5	$57.0	$50.0
Term Loan Facility due 2028 (Adjusted Term SOFR + 3.75%)	$620.0	620.0	620.0
Total Senior Secured Credit Facilities		677.0	670.0
Notes:
6.75% Senior Secured Notes due 2027	$1,161.0	1,161.0	1,161.0
5.125% Senior Secured Notes due 2029	$820.0	820.0	820.0
Total Notes		1,981.0	1,981.0
Vendor financing, Tower Transactions and other		89.4	105.1
Finance lease obligations		4.1	4.3
Total debt and finance lease obligations		2,751.5	2,760.4
Less: premiums and deferred financing costs, net		(14.3)	(15.6)
Total carrying amount of debt		2,737.2	2,744.8
Less: cash, cash equivalents and restricted cash related to debt[1]		(35.1)	(37.7)
Net carrying amount of debt		$2,702.1	$2,707.1
1.Cash amounts include restricted cash that serves as collateral against certain letters of credit associated with funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.
•At June 30, 2025, our Fully-swapped Borrowing Cost was 6.2% and the average tenor of our debt (excluding vendor financing, debt related to the Tower Transactions and other debt) was approximately 3.0 years.
•LPR's Covenant Consolidated Net Leverage Ratio was 7.9x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LPR’s Group Credit Agreement.
•At June 30, 2025, we had maximum undrawn commitments of $116 million. At June 30, 2025, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the June 30, 2025 compliance reporting requirements.

Liberty Costa Rica Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Costa Rica basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	June 30,		Change
	2025	2024
	CRC in billions, except % amounts

Revenue	76.7	75.6	1%

Operating income	12.9	14.2	(9%)

Adjusted OIBDA	27.4	27.4	—%

Property & equipment additions	8.8	10.7	(18%)

Operating income as a percentage of revenue	16.8%	18.8%

Adjusted OIBDA as a percentage of revenue	35.7%	36.2%

	Six months ended
	June 30,		Change
	2025	2024
	CRC in billions, except % amounts
Revenue	156.5	153.9	2%

Operating income	28.6	31.6	(9%)

Adjusted OIBDA	57.1	57.4	(1%)

Property & equipment additions	16.5	16.4	1%

Operating income as a percentage of revenue	18.3%	20.5%

Adjusted OIBDA as a percentage of revenue	36.5%	37.3%

The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Liberty Costa Rica's third-party debt and cash and cash equivalents:

	June 30,		March 31,
	2025		2025
	Borrowing currency in millions	CRC equivalent outstanding in billions

Revolving Credit Facility due 2028 (Term SOFR + 4.25%)	$60.0	17.7	17.5
10.875% Term Loan A Facility due 2031[1]	$50.0	25.3	25.1
10.875% Term Loan B Facility due 2031[1]	$400.0	202.2	200.5
Total debt		245.2	243.1
Less: deferred financing costs		(5.8)	(6.0)
Total carrying amount of debt		239.4	237.1
Less: cash and cash equivalents		(6.2)	(3.5)
Net carrying amount of debt		233.2	233.6
Exchange rate (CRC to $)		505.5	501.3
1.From July 15, 2028 and thereafter, the interest rate is subject to increase by 0.125% per annum for each of the two Sustainability Performance Targets (as defined in the credit agreement) not achieved by Liberty Costa Rica by no later than December 31, 2027.

•At June 30, 2025, our Fully-swapped Borrowing Cost was 10.7% and the average tenor of our debt was approximately 5.1 years.
•LCR's Covenant Consolidated Net Leverage Ratio was 2.1x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LCR’s Credit Agreement.
•At June 30, 2025, we had maximum undrawn commitments of $25 million (CRC 12.6 billion). At June 30, 2025, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the June 30, 2025 compliance reporting requirements.

Subscriber Table

	Consolidated Operating Data — June 30, 2025
	Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

Liberty Caribbean:
Jamaica	768,000	343,900	118,700	333,600	329,300	781,600	985,300	142,900	1,128,200
The Bahamas	125,700	30,800	7,800	26,600	29,700	64,100	132,900	24,900	157,800
Trinidad and Tobago	341,700	136,900	91,800	121,500	86,900	300,200	—	—	—
Barbados	140,400	85,500	38,000	80,100	66,300	184,400	73,900	57,700	131,600
Other	389,500	213,100	67,100	194,400	101,500	363,000	301,500	150,900	452,400
Total Liberty Caribbean	1,765,300	810,200	323,400	756,200	613,700	1,693,300	1,493,600	376,400	1,870,000
C&W Panama	979,600	270,700	172,400	264,500	251,100	688,000	1,507,400	433,900	1,941,300
Total C&W	2,744,900	1,080,900	495,800	1,020,700	864,800	2,381,300	3,001,000	810,300	3,811,300
Liberty Puerto Rico	1,193,000	530,700	218,800	504,700	283,300	1,006,800	180,600	521,700	702,300
Liberty Costa Rica[1]	858,000	293,000	203,600	281,900	105,800	591,300	1,063,800	1,066,200	2,130,000
Total	4,795,900	1,904,600	918,200	1,807,300	1,253,900	3,979,400	4,245,400	2,398,200	6,643,600

1.Our homes passed in Liberty Costa Rica include 54,000 homes on a third-party network that provides us long-term access.

Quarterly Subscriber Variance

	Fixed and Mobile Subscriber Variance Table — June 30, 2025 vs March 31, 2025
	Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

Liberty Caribbean
Jamaica	800	2,000	(1,600)	2,600	2,800	3,800	(73,500)	7,900	(65,600)
The Bahamas	—	(700)	(200)	(100)	(800)	(1,100)	(700)	(300)	(1,000)
Trinidad and Tobago	—	(2,100)	(1,400)	(1,900)	(500)	(3,800)	—	—	—
Barbados	—	(100)	(200)	100	(500)	(600)	(2,500)	1,300	(1,200)
Other	700	(400)	(1,000)	—	(900)	(1,900)	(9,000)	3,100	(5,900)
Total Liberty Caribbean	1,500	(1,300)	(4,400)	700	100	(3,600)	(85,700)	12,000	(73,700)
C&W Panama	13,200	6,500	8,100	6,700	6,100	20,900	(21,400)	6,600	(14,800)
Total C&W	14,700	5,200	3,700	7,400	6,200	17,300	(107,100)	18,600	(88,500)
Liberty Puerto Rico	600	(8,100)	(2,600)	(6,600)	2,300	(6,900)	(5,500)	(9,900)	(15,400)
Liberty Costa Rica	10,100	300	2,100	900	4,100	7,100	2,100	16,900	19,000
Total Organic Change	25,400	(2,600)	3,200	1,700	12,600	17,500	(110,500)	25,600	(84,900)

Q2 2025 Adjustments:
Liberty Puerto Rico[1]	—	(31,300)	(7,100)	(29,900)	(9,000)	(46,000)	—	—	—
Total Q2 2025 Adjustments:	—	(31,300)	(7,100)	(29,900)	(9,000)	(46,000)	—	—	—

Net additions (losses)	25,400	(33,900)	(3,900)	(28,200)	3,600	(28,500)	(110,500)	25,600	(84,900)
1.Represents adjustments resulting from a historical database cleanup which did not have an impact on our consolidated financial statements.

Glossary
Adjusted OIBDA - Operating income or loss before share-based compensation and other Employee Incentive Plan-related expense, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and Other Operating Items. Other Operating Items includes (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration.
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations) to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations) less cash, cash equivalents and restricted cash related to debt to annualized operating income from the most recent two consecutive fiscal quarters.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
FMC penetration – Calculated as Fixed Customer Relationships with a postpaid product as a percentage of total Fixed Customer Relationships, including both customers who have converged products and are receiving a financial or experience benefit from them and customers who have a postpaid product outside of an FMC bundle and are not receiving a financial or experience benefit from it.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations, debt related to the Tower Transactions and other debt), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.
Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt outstanding, including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt less cash, cash equivalents and restricted cash related to debt. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
NPS – Net promoter score.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Puerto Rico subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.
Tower Transactions – Transactions entered into during 2023 associated with certain of our mobile towers across various markets that (i) have terms of 15 or 20 years and did not meet the criteria to be accounted for as a sale and leaseback and (ii) also include "build to suit" sites that we are obligated to construct over the next 4 years.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network, primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, mobile data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA and Adjusted OIBDA Margin, each on a consolidated basis, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, (iv) consolidated leverage ratios, and (v) Adjusted OIBDA less property and equipment additions on a conslidated basis. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures, as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA
On a consolidated basis, Adjusted OIBDA is a non-U.S. GAAP measure. Adjusted OIBDA is the primary measure used by our CODM, our Chief Executive Officer, to evaluate segment operating performance. Adjusted OIBDA is also a key factor that is used by our internal decision makers to determine how to allocate resources to segments. Our internal decision makers believe Adjusted OIBDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income or loss.
Adjusted OIBDA Less Property and Equipment Additions
We define Adjusted OIBDA less P&E Additions, which is a non-GAAP measure, as Adjusted OIBDA less P&E Additions on an accrual basis. Adjusted OIBDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted OIBDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted OIBDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted OIBDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not substitute for, U.S. GAAP Measure of income included in our condensed consolidated statement of operations.

A reconciliation of our operating income or loss to total Adjusted OIBDA, and Adjusted OIBDA less property and equipment additions is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	in millions
Operating income (loss)	$(333.0)	$110.8	$(204.9)	$203.6
Share-based compensation and other Employee Incentive Plan-related expense[1]	13.3	16.0	47.3	43.0
Depreciation and amortization	217.5	236.7	446.3	484.5
Impairment, restructuring and other operating items, net	517.2	25.6	532.9	32.2
Adjusted OIBDA	$415.0	$389.1	$821.6	$763.3
Less: Property and equipment additions	150.2	179.6	270.5	314.5
Adjusted OIBDA less property and equipment additions	$264.8	$209.5	$551.1	$448.8

Operating income (loss) margin[2]	(30.6)%	9.9%	(9.4)%	9.2%

Adjusted OIBDA margin[3]	38.2%	34.8%	37.9%	34.4%
1.Includes expense associated with our LTVP, the vesting of which can be settled in either common shares or cash at the discretion of Liberty Latin America’s Compensation Committee.
2.Calculated by dividing operating income or (loss) by total revenue for the applicable period.
3.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) proceeds received in connection with handset receivables securitization, (iv) insurance recoveries related to damaged and destroyed property and equipment and (v) certain net interest payments or receipts incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, net, (b) principal payments on amounts financed by vendors and intermediaries, (c) principal payments on finance leases, (d) repayments made associated with a handset receivables securitization, and (e) distributions to noncontrolling interest owners. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated period:

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	in millions

Net cash provided by operating activities	$141.2	$156.9	$165.8	$180.2
Cash payments for direct acquisition and disposition costs	3.6	2.5	4.0	3.3
Expenses financed by an intermediary[1]	46.2	48.6	80.8	80.8
Capital expenditures, net	(139.3)	(140.5)	(236.0)	(250.2)
Principal payments on amounts financed by vendors and intermediaries	(86.5)	(74.3)	(145.8)	(152.0)
Principal payments on finance leases	(0.3)	(0.3)	(0.5)	(0.5)
Repayments of handset receivables securitization, net	(6.2)	—	(13.0)	(18.4)
Adjusted FCF before distributions to noncontrolling interest owners	(41.3)	(7.1)	(144.7)	(156.8)
Distributions to noncontrolling interest owners	—	(10.7)	(29.1)	(10.7)
Adjusted FCF	$(41.3)	$(17.8)	$(173.8)	$(167.5)
1.For purposes of our consolidated statements of cash flows, expenses financed by an intermediary, including value-added taxes, are treated as operating cash outflows and financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the current year, we have adjusted our historical revenue and Adjusted OIBDA to include or exclude the pre-acquisition amounts of acquired, disposed or transferred businesses, as applicable, to the same extent they are included in the current year. The businesses that were acquired or disposed of impacting the comparative periods are as follows:
i.LPR Acquisition (acquisition of spectrum and prepaid subscribers in Puerto Rico and USVI from EchoStar), which was completed on September 3, 2024; and
ii.C&W Panama DTH, which was shutdown on January 15, 2025.
In addition, we reflect the translation of our rebased amounts for the prior-year periods at the applicable average foreign currency exchange rates that were used to translate our results for the corresponding current-year period.

We have reflected the revenue and Adjusted OIBDA of the acquired entities in our prior-year rebased amounts based on what we believe to be the most reliable information that is currently available to us (in the case of the LPR Acquisition, an estimated carve-out of revenue and Adjusted OIBDA associated with the acquired business), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if this transaction had occurred on the date assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.

The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

In the tables set forth below:
•reported percentage changes are calculated as current period measure, as applicable, less prior-period measure divided by prior-period measure; and
•rebased percentage changes are calculated as current period measure, as applicable, less rebased prior-period measure divided by rebased prior-period measure.

The following tables set forth the reconciliation from reported revenue to rebased revenue and related change calculations.

	Three months ended June 30, 2024
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Intersegment eliminations	Total
	In millions
Revenue – Reported	$368.3	$197.2	$119.1	$308.6	$147.2	$5.9	$(28.3)	$1,118.0
Rebase adjustment:
Acquisition	—	—	—	9.4	—	—	—	9.4
Disposition	—	(1.0)	—	—	—	—	—	(1.0)
Foreign currency	(1.8)	—	(1.5)	—	2.1	—	0.1	(1.1)
Revenue – Rebased	$366.5	$196.2	$117.6	$318.0	$149.3	$5.9	$(28.2)	$1,125.3

Reported percentage change	(1)%	(10)%	(4)%	(2)%	3%	(36)%	N.M.	(3)%

Rebased percentage change	—%	(10)%	(3)%	(5)%	1%	(36)%	N.M.	(3)%
N.M. – Not Meaningful.

	Six months ended June 30, 2024
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Intersegment eliminations	Total
	In millions
Revenue – Reported	$732.5	$366.4	$227.6	$635.8	$299.5	$11.0	$(55.4)	$2,217.4
Rebase adjustment:
Acquisition	—	—	—	18.9	—	—	—	18.9
Disposition	—	(2.1)	—	—	—	—	—	(2.1)
Foreign currency	(3.2)	—	(2.8)	—	4.8	—	0.1	(1.1)
Revenue – Rebased	$729.3	$364.3	$224.8	$654.7	$304.3	$11.0	$(55.3)	$2,233.1

Reported percentage change	—%	(3)%	(1)%	(6)%	3%	(30)%	N.M.	(2)%

Rebased percentage change	—%	(3)%	—%	(8)%	2%	(30)%	N.M.	(3)%
N.M. – Not Meaningful.

The following tables set forth the reconciliation from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended June 30, 2024
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Total
	In millions
Adjusted OIBDA – Reported	$157.0	$64.8	$63.1	$71.1	$53.4	$(20.3)	$389.1
Rebase adjustment:
Acquisition	—	—	—	1.1	—	—	1.1
Disposition	—	(0.2)	—	—	—	—	(0.2)
Foreign currency	(1.0)	—	(0.2)	—	0.7	—	(0.5)
Adjusted OIBDA – Rebased	$156.0	$64.6	$62.9	$72.2	$54.1	$(20.3)	$389.5

Reported percentage change	11%	6%	(4)%	22%	1%	(44)%	7%

Rebased percentage change	11%	6%	(3)%	21%	—%	(44)%	7%

	Six months ended June 30, 2024
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Total
	In millions
Adjusted OIBDA – Reported	$307.6	$121.6	$122.3	$140.2	$111.7	$(40.1)	$763.3
Rebase adjustment:
Acquisition	—	—	—	2.2	—	—	2.2
Disposition	—	(0.9)	—	—	—	—	(0.9)
Foreign currency	(1.6)	—	(0.4)	—	1.8	—	(0.2)
Adjusted OIBDA – Rebased	$306.0	$120.7	$121.9	$142.4	$113.5	$(40.1)	$764.4

Reported percentage change	13%	10%	(3)%	20%	1%	(47)%	8%

Rebased percentage change	13%	10%	(3)%	18%	(1)%	(47)%	8%
The following tables set forth the reconciliation from reported revenue by product for our Liberty Caribbean segment to rebased revenue by product and related change calculations.

	Three months ended June 30, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions
Revenue by product – Reported	$130.8	$104.1	$234.9	$133.4	$368.3
Rebase adjustment:
Foreign currency	(0.6)	(0.6)	(1.2)	(0.6)	(1.8)
Revenue by product – Rebased	$130.2	$103.5	$233.7	$132.8	$366.5

Reported percentage change	(2)%	5%	1%	(3)%	(1)%

Rebased percentage change	(1)%	6%	2%	(3)%	—%

	Six months ended June 30, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions
Revenue by product – Reported	$260.3	$210.1	$470.4	$262.1	$732.5
Rebase adjustment:
Foreign currency	(1.1)	(1.1)	(2.2)	(1.0)	(3.2)
Revenue by product – Rebased	$259.2	$209.0	$468.2	$261.1	$729.3

Reported percentage change	(1)%	4%	1%	(3)%	—%

Rebased percentage change	(1)%	5%	2%	(3)%	—%

The following tables set forth the reconciliation from reported revenue by product for our C&W Panama segment to rebased revenue by product and related change calculations.

	Three months ended March 31, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions
Revenue by product – Reported	$31.3	$82.2	$113.5	$83.7	$197.2
Rebase adjustment:
Disposition	(1.0)	—	(1.0)	—	(1.0)
Revenue by product – Rebased	$30.3	$82.2	$112.5	$83.7	$196.2

Reported percentage change	—%	6%	4%	(30)%	(10)%

Rebased percentage change	2%	6%	5%	(30)%	(10)%

	Six months ended June 30, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions
Revenue by product – Reported	$62.9	$156.7	$219.6	$146.8	$366.4
Rebase adjustment:
Disposal	(2.1)	—	(2.1)	—	(2.1)
Revenue by product – Rebased	$60.8	$156.7	$217.5	$146.8	$364.3

Reported percentage change	(1)%	11%	7%	(19)%	(3)%

Rebased percentage change	3%	11%	8%	(19)%	(3)%

The following tables set forth the reconciliation from reported revenue by product for our Liberty Puerto Rico segment to rebased revenue by product and related change calculations.

	Three months ended June 30, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Other revenue	Total revenue
	In millions
Revenue by product – Reported	$126.1	$122.6	$248.7	$52.6	$7.3	$308.6
Rebase adjustment:
Acquisition	—	9.4	9.4	—	—	9.4
Revenue by product – Rebased	$126.1	$132.0	$258.1	$52.6	$7.3	$318.0

Reported percentage change	(1)%	4%	2%	(18)%	(22)%	(2)%

Rebased percentage change	(1)%	(3)%	(2)%	(18)%	(22)%	(5)%

	Six months ended June 30, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Other revenue	Total revenue
	In millions
Revenue by product – Reported	$251.2	$260.6	$511.8	$108.6	$15.4	$635.8
Rebase adjustment:
Acquisition	—	18.9	18.9	—	—	18.9
Revenue by product – Rebased	$251.2	$279.5	$530.7	$108.6	$15.4	$654.7

Reported percentage change	(1)%	(3)%	(2)%	(20)%	(20)%	(6)%

Rebased percentage change	(1)%	(10)%	(6)%	(20)%	(20)%	(8)%

Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios. Our consolidated leverage and net leverage ratios (Consolidated Leverage Ratios), each a non-GAAP measure, are defined as (i) the principal amount of debt and finance lease obligations less cash and cash equivalents and restricted cash related to debt divided by (ii) last two quarters of annualized Adjusted OIBDA. We generally use Adjusted OIBDA for the last two quarters annualized when calculating our Consolidated Leverage Ratios to maintain as much consistency as possible with the calculations established by our debt covenants included in the credit facilities or bond indentures for our respective borrowing groups, which are predominantly determined on a last two quarters annualized basis. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage as supplements to, and not substitutes for, the ratios calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of June 30, 2025 and March 31, 2025 are set forth below:

	June 30, 2025		March 31, 2025
	in millions, except leverage ratios

Total debt and finance lease obligations	$8,159.9		$8,173.0
Discounts, premiums and deferred financing costs, net	72.6		76.5
Adjusted total debt and finance lease obligations	8,232.5		8,249.5
Less:
Cash and cash equivalents	514.4		575.5
Restricted cash related to debt[1]	13.0		13.0
Net debt and finance lease obligations	$7,705.1		$7,661.0

Operating income (loss)[2]:
Operating income for the three months ended December 31, 2024	N/A		$127.7
Operating income for the three months ended March 31, 2025	$128.1		128.1
Operating loss for the three months ended June 30, 2025	(333.0)		N/A
Operating income (loss) – last two quarters	$(204.9)		$255.8
Annualized operating income (loss) – last two quarters annualized	$(409.8)		$511.6
Adjusted OIBDA[3]:
Adjusted OIBDA for the three months ended December 31, 2024	N/A		$427.3
Adjusted OIBDA for the three months ended March 31, 2025	$406.6		406.6
Adjusted OIBDA for the three months ended June 30, 2025	415.0		N/A
Adjusted OIBDA – last two quarters	$821.6		$833.9
Annualized Adjusted OIBDA – last two quarters annualized	$1,643.2		$1,667.8

Consolidated debt and finance lease obligations to operating income (loss) ratio	(20.1)	x	16.1	x
Consolidated net debt and finance lease obligations to operating income (loss) ratio	(18.8)	x	15.0	x
Consolidated leverage ratio	5.0	x	4.9	x
Consolidated net leverage ratio	4.7	x	4.6	x
N/A – Not Applicable.
1.Amount relates to restricted cash at Liberty Puerto Rico that serves as collateral against certain letters of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.

2.Operating income or loss is the closest U.S. GAAP measure to Adjusted OIBDA, as discussed in Adjusted OIBDA above. Accordingly, we have presented consolidated debt and finance lease obligations to operating income (loss) and consolidated net debt and finance lease obligations to operating income (loss) as the most directly comparable financial ratios to our non-GAAP consolidated leverage and consolidated net leverage ratios.
3.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended June 30, 2025. A reconciliation of our operating income to Adjusted OIBDA for the three months ended March 31, 2025 and December 31, 2024 is presented in the following table:

	Three months ended
	March 31, 2025	December 31, 2024
	in millions

Operating income	$128.1	$127.7
Share-based compensation and other Employee Incentive Plan-related expense	34.0	25.1
Depreciation and amortization	228.8	238.4
Impairment, restructuring and other operating items, net	15.7	36.1
Adjusted OIBDA	$406.6	$427.3

Non-GAAP Reconciliations for Our Borrowing Groups
The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our C&W, Liberty Puerto Rico and Liberty Costa Rica borrowing groups in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; (iii) Proportionate Adjusted OIBDA, (iv) rebased revenue and (v) rebased Adjusted OIBDA.
Adjusted OIBDA for our borrowing groups is defined as operating income or loss before share-based compensation and other Employee Incentive Plan-related expense, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.
A reconciliation of C&W's operating income to Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	in millions
Operating income	$138.8	$98.0	$262.3	$178.4
Share-based compensation and other Employee Incentive Plan-related expense	4.4	6.5	12.6	14.4
Depreciation and amortization	119.0	143.0	252.1	296.5
Related-party fees and allocations	29.1	26.8	53.9	48.0
Impairment, restructuring and other operating items, net	11.8	10.1	18.1	13.8
Adjusted OIBDA	303.1	284.4	599.0	551.1
Less: Noncontrolling interests' share of Adjusted OIBDA	51.3	48.3	100.5	91.8
Proportionate Adjusted OIBDA	$251.8	$236.1	$498.5	$459.3

A reconciliation of Liberty Puerto Rico's operating income (loss) to Adjusted OIBDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	in millions
Operating income (loss)	$(474.8)	$(19.1)	$(471.0)	$(28.5)
Share-based compensation and other Employee Incentive Plan-related expense	1.0	1.9	2.6	4.4
Depreciation and amortization	62.6	62.0	122.8	124.8
Related-party fees and allocations	13.4	13.4	25.6	26.0
Impairment, restructuring and other operating items, net	484.8	12.9	488.5	13.5
Adjusted OIBDA	$87.0	$71.1	$168.5	$140.2
A reconciliation of Liberty Costa Rica's operating income to Adjusted OIBDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	CRC in billions
Operating income	12.9	14.2	28.6	31.6
Share-based compensation and other Employee Incentive Plan-related expense	0.4	0.4	0.6	0.4
Depreciation and amortization	13.6	12.3	26.9	24.5
Related-party fees and allocations	0.6	0.4	0.9	0.7
Impairment, restructuring and other operating items, net	(0.1)	0.1	0.1	0.2
Adjusted OIBDA	27.4	27.4	57.1	57.4

The following table sets forth the reconciliations from reported revenue for our C&W borrowing group to rebased revenue and related change calculations:

	Three months ended June 30, 2024	Six months ended June 30, 2024
	in millions
Revenue – Reported	$662.3	$1,282.6
Rebase adjustment:
Disposal	(1.0)	(2.1)
Foreign currency	(3.3)	(6.0)
Revenue – Rebased	$658.0	$1,274.5

Reported percentage change	(4)%	(1)%

Rebased percentage change	(3)%	(1)%

The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations:

	Three months ended June 30, 2024	Six months ended June 30, 2024
	in millions
Adjusted OIBDA – Reported	$284.4	$551.1
Rebase adjustment:
Disposal	(0.2)	(0.9)
Foreign currency	(1.4)	(2.2)
Adjusted OIBDA – Rebased	$282.8	$548.0

Reported percentage change	7%	9%

Rebased percentage change	7%	9%